SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
                   Suspension of Duty to File Reports Under
                    Section 13 and 15(d) of the Securities
                             Exchange Act of 1934.


                                            Commission File Number 333-72655-11
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                                 CWMBS, Inc.
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            (Exact name of Registrant as specified in its charter)

                              4500 Park Granada
                  Calabasas, California 91302 (818) 225-3000
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        (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

              CWMBS, Inc. CHL Mortgage Pass-Through Trust 2000-2
                     Mortgage Pass-Through Certificates,
                                Series 2000-2
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

         Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

         Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

         Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

         Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 4
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     Pursuant to the requirements of the Securities Exchange Act of 1934, CWMBS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 29, 2001                            BY:  /s/ Celia Coulter
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                                                           Celia Coulter
                                                           Vice President